EXHIBIT 16.1

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Ladies and Gentlemen:

We have read Item 4 of Form 8-K dated December 30, 2003 of Integral Systems, Inc. and are in agreement with the statements contained in the first, third, fourth, fifth, and sixth paragraphs under Item 4(a) therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP

McLean, Virginia

January 6, 2004